LIMITED POWER OF ATTORNEY - SECURITIES LAW COMPLIANCE

The undersigned, as an officer or director of Safeguard Scientifics, Inc. (the "Company"), hereby constitutes and appoints G. Matthew Barnard as the undersigned's true and lawful attorney-in-fact and agent to complete and execute such Forms 144, Form ID, Forms 3, 4 and 5 and other forms as such attorney shall in his discretion determine to be required or advisable pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisition or disposition of securities of the Company, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company and such other person or agency as the attorney shall deem appropriate.

The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent shall do or cause to be done by virtue hereof. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934 (as amended).

This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company unless earlier revoked by the undersigned in a writing delivered to the foregoing attorney-in-fact.

This Limited Power of Attorney is executed as of the date set forth below.

Signature: /s/ Ross D. DeMont

Print Name: Ross D. DeMont

Dated:	6/1/2022